Exhibit 10.32
CONFIDENTIAL SETTLEMENT AGREEMENT
AND RELEASE OF ALL CLAIMS
     This Confidential Settlement Agreement and Release of All Claims (“Agreement”) is made by and between Artes Medical, Inc. (the “Company”), a Delaware corporation and Harald T. Schreiber (“Mr. Schreiber”).
     A. The Company terminated Mr. Schreiber’s employment on or about October 27, 2006.
     B. On or about November 16, 2006, Mr. Schreiber filed a Demand for Arbitration before the American Arbitration Association (the “Action”), alleging, among other things, wrongful termination and breach of the covenant of good faith and fair dealing.
     C. The Company denies any wrongdoing and disputes the allegations of the Action.
     D. The parties desire to avoid the potential inconvenience of litigation by settling all claims and issues that have been raised, or could have been raised, in relation to Mr. Schreiber’s employment with the Company, the termination thereof, and arising out of or in any way related to the acts, transactions or occurrences between Mr. Schreiber and the Company to date, on the terms set forth below.
     THEREFORE, in consideration of the promises and mutual agreements set forth in this Agreement, it is agreed by and between the undersigned as follows:
     1. Settlement Compensation.
     1.1 The Company will pay Mr. Schreiber, as W-2 income, the equivalent of 14 months salary, totaling One Hundred Ninety-Eight Thousand, Three Hundred Thirty-Three Dollars and Thirty-Three Cents ($198,333.33), less all applicable holdings.
     1.2 The Company will pay Mr. Schreiber, as W-2 income, bonus compensation of Fifty-Six Thousand Dollars ($56,000), less all applicable withholdings.
     1.3. The compensation referred to in paragraphs 1.1 and 1.2 will be paid to Mr. Schreiber within three (3) business days following the Effective Date of this Agreement.
     1.4 Contingent upon this Agreement becoming effective as set forth in paragraph 18 below, the Company agrees to amend the Stock Options which were granted as of September 15, 2004 and June 30, 2006 (“Stock Options”), such that Mr. Schreiber will be entitled to 16 months of additional stock option vesting with respect to the Stock Options. Mr. Schreiber will have a total of 174,583 stock options which will fully vest on the Effective Date of this Agreement as shown on Exhibit A, attached hereto. Additionally, Mr. Schreiber shall have 12 months after the Effective Date of this Agreement to exercise his vested options as set forth on Exhibit A. The 174,583 number of shares is based on the Company’s pre-IPO (initial public offering) stock option schedule. Thus, such shares will be subject to the same reverse split identified in the

Company’s S-1 registration filing (1:4.25), and therefore the actual number of shares Mr. Schreiber may be granted will be less than the 174,583 shares as shown in the schedule, attached as Exhibit A. Pricing of options is also subject to increase to reflect the reverse split as shown on Exhibit A.
     1.5 Mr. Schreiber acknowledges and agrees that the extension of the period in which he may exercise his vested Stock Options from ninety (90) to three hundred sixty-five (365) days will have the effect of automatically converting any of the Stock Options that are currently Incentive Stock Options (“ISO”) to Non-Qualified Stock Options (“NSO”). Mr. Schreiber further acknowledges that ISOs and NSOs are treated differently under the tax laws. For example, upon the exercise of a Stock Option following its conversion to an NSO, Mr. Schreiber will recognize immediate taxable income in an amount equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the aggregate exercise price paid for those shares. This income will be subject to federal and state income and employment tax withholding, even though Mr. Schreiber is not an employee of the Company at the time of exercise. As a result, when Mr. Schreiber elects to exercise any Stock Option converted to an NSO, he will be required to deliver a check to the Company not only for the exercise price of the purchased shares but also for the applicable withholding taxes.
     1.6 Mr. Schreiber acknowledges that he is solely responsible for seeking his own legal and tax advice on such matters. Mr. Schreiber further acknowledges that he must exercise his vested options in accordance with the terms and conditions of the agreements evidencing his Stock Options, as specifically amended herein. Mr. Schreiber acknowledges that he has read the documents evidencing his Stock Options.
     1.7 The Company will reimburse Mr. Schreiber, within thirty (30) days of receipt of reasonable proof of such expenses, the COBRA premium(s) paid by Mr. Schreiber on Mr. Schreiber’s behalf for a period of twelve (12) months commencing on the date of Mr. Schreiber’s separation of employment from the Company (the “COBRA Period”); provided Mr. Schreiber does not otherwise become eligible to participate in another employer’s group insurance plan. If Mr. Schreiber desires to continue his participation beyond the end of the COBRA Period, and is eligible to continue his participation pursuant to COBRA, Mr. Schreiber agrees that he shall be fully responsible for making the necessary premium payments in order to continue such coverage. Nothing herein shall be deemed to permit Mr. Schreiber to continue participating in any life insurance, long-term disability benefits, or accidental death and dismemberment plans maintained by the Company after the date of his separation of employment from the Company. Nothing herein shall limit the right of the Company to change the provider and/or the terms of its group health insurance plans at any time hereafter.
     1.8 Mr. Schreiber shall indemnify, hold harmless and defend the Company from any claims, tax liability, interest, penalties, attorneys’ fees or costs which the Company is required to pay as a result of Mr. Schreiber’s failure to report the Settlement Compensation to the proper taxing authorities.
     2. Dismissal of the Action. Upon executing this Agreement, Mr. Schreiber agrees to obtain dismissal of the Action in its entirety, with prejudice, by taking all necessary steps to secure such dismissal.

     3. Release of Claims.
     3.1 Mr. Schreiber for himself and his heirs, agents, assigns, executors, successors and each of them, unconditionally, irrevocably and absolutely, releases and discharges the Company and any parent and subsidiary corporations, divisions, and affiliated corporations, partnerships or other affiliated entities of the Company, past and present, as well as the Company’s employees, officers, directors, agents, successors and assigns (“Releasees”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Mr. Schreiber’s employment with the Company, the termination of that employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of, or in any way connected with Mr. Schreiber’s employment with the Company. This release is intended to have the broadest possible application and includes any and all tort, contract, common law, constitutional or other statutory claims, including, but not limited to, alleged violations of Title VII of the Civil Rights Act of 1964 and the California Fair Employment and Housing Act, the Americans with Disabilities Act, and all claims for attorneys’ fees, costs and expenses. This release does not affect any vested rights that Mr. Schreiber may have acquired during the course of his employment with the Company, or any other obligations owed by the parties pursuant to the Proprietary Information and Inventions Agreement, and Indemnification Agreement, entered into between Mr. Schreiber and the Company, copies of which are attached hereto as Exhibits B and C, respectively.
     3.2 This release does not extend to claims which, as a matter of law, cannot be waived, such as the right to indemnification under California Labor Code Section 2802 and California Corporation Code Section 317.
     3.3 Mr. Schreiber and the Company declare and represent that they intend this Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and, regardless of the adequacy or inadequacy of the consideration, intend the release to be final and complete. Mr. Schreiber executes this release with the full knowledge that this release covers all possible claims against the Releasees to the fullest extent permitted by law.
     4. California Civil Code Section 1542 Waiver. Mr. Schreiber expressly acknowledges and agrees that all rights under section 1542 of the California Civil Code are expressly waived. That statute reads as follows:
A general release does not extend to claims which the creditor does not know of or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
     5. Representation Concerning Filing of Legal Actions. Mr. Schreiber represents that, as of the date of this Agreement, there are no pending lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against any of the Releasees in any court or with any governmental agency, with the exception of the Action. Mr. Schreiber further agrees that, to the fullest extent permitted by law, he will not prosecute, nor allow to be prosecuted on his behalf, in any administrative agency, whether state or federal, or in any court, whether state or federal, any claim or demand of any type related to the matters released herein, it being the intention of Mr. Schreiber that with the execution of this release, Releasees will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of each other related in any way to the matters discharged herein. If any action is brought, this Agreement will constitute an affirmative defense thereto.
     6. Warrants. As of immediately prior to the Company’s completion of a 4.25-to-one reverse split of its Common Stock on December 19, 2006, Mr. Schreiber held a warrant to purchase 42,500 shares of Common Stock at an exercise price of $1.00 per share which was fully paid, a warrant to purchase 25,000 shares of Common Stock at an exercise price of $1.25 per share, and a warrant to purchase 50,000 shares of Common Stock at an exercise price of $1.25 per share (collectively, the “Warrants”). In June 2006, Mr. Schreiber elected to exercise (a) by delivery of the exercise price in cash, the warrant to purchase 42,500 shares of Common Stock and (b) pursuant to the “cashless exercise” provisions in the warrants, the warrants to purchase 25,000 and 50,000 shares of Common Stock, each contingent and effective upon the closing of the IPO. A copy of each of the elections by Mr. Schreiber is attached hereto as Exhibit D-1. Mr. Schreiber acknowledges that as a result of the elections described above, the Company’s 4.25-to-one reverse stock split and the completion of the Company’s IPO at an initial price to the public of $6.00 per share on December 26, 2006, Mr. Schreiber currently holds the shares of Common Stock set forth on Exhibit D-2.
     7. Nondisparagement. Mr. Schreiber agrees that he will not make any voluntary statements, written or verbal, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the reputation, business practices or conduct of the Company or any of the other Releasees. The Company agrees that it will not make any voluntary statements, written or verbal, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the reputation, business practices or conduct of Mr. Schreiber. The parties acknowledge and agree that any statements, written or verbal, made for purposes of complying with the rules and regulations of the SEC, the FDA, or any federal, state or foreign governmental or regulatory agency, or any other law, shall not be deemed to be a breach of this paragraph 7.
     8. Referral. The Company shall endeavor to direct all inquiries concerning Mr. Schreiber to its Human Resources department. In response to inquiries, the Company will only verify the dates of Mr. Schreiber’s employment and his job title.
     9. Reemployment. Mr. Schreiber agrees that he will not apply for employment or otherwise request to be considered for employment with the Company, or any of its subsidiaries, either in his former capacity or in any other position or capacity.
     10. Confidentiality.
     10.1 The parties agree that the terms and conditions of this Agreement, as well as the discussions that led to the terms and conditions of this Agreement (collectively referred to as the “Confidential Settlement Information”) are intended to remain confidential between Mr. Schreiber and the Company.

     10.2 The Company may disclose the amount of the Settlement Compensation, and other terms deemed in good faith to be strictly necessary for the conduct of its business, subject to a “need to know” basis.
     10.3 Mr. Schreiber agrees that he will not disclose the Confidential Settlement Information to any other person, except that Mr. Schreiber may disclose such information to his spouse, his attorney(s) and accountant(s), if any, to the extent needed for legal advice or income tax reporting purposes. When releasing this information to any such person, Mr. Schreiber shall advise the person receiving the information of its confidential nature. Neither Mr. Schreiber, nor anyone to whom the Confidential Settlement Information has been disclosed will respond to, or in any way participate in or contribute to, any public discussion, notice or other publicity concerning the Confidential Settlement Information.
     10.4 If Mr. Schreiber is asked about the Action by anyone other than those individuals specifically identified in paragraph 10.3, he may respond only as follows: “The matter has been resolved.”
     11. Liquidated Damages for Violating Confidentiality Provisions. The parties understand and agree that the confidentiality provisions of this Agreement, as set forth in paragraph 10 above, are a material part of this Agreement. The parties agree to refrain from violating these provisions. The parties understand and agree that it is difficult to ascertain the measure of damages in the event of a breach of this provision. For the foregoing reasons, if any of the provisions of paragraph 10 are breached, upon proof of breach, the breaching party will pay to the non-breaching party, liquidated damages in the sum of ten thousand dollars ($10,000). Further, in the event of a breach by Mr. Schreiber, the Company will not be obligated to pay any sums remaining under the terms of this Agreement to Mr. Schreiber, if any. In the event of a breach in accordance with this provision, all other provisions of this Agreement will remain in full force and effect, except as provided herein.
     12. No Admissions. By entering into this Agreement, Mr. Schreiber and the Company make no admission that they have engaged, or are now engaging, in any unlawful conduct. It is understood that this Agreement is not an admission of liability, that there has been no trial or adjudication of any issue of law or fact herein, and that the parties specifically deny liability and intend merely to avoid expense by entering into this Agreement.
     13. Notice. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service, certified mail with postage prepaid, or confirmed facsimile. Notice should be delivered to the following addresses:

Notice to Artes Medical, Inc.:	Notice to Harald T. Schreiber:
Heller Ehrman LLP	Law Office of Kurt W. Hallock
Joseph M. Parker, Esq.	Kurt W. Hallock, Esq.
4350 La Jolla Village Drive	110 West C. Street, Suite 1905
San Diego, CA 92122	San Diego, CA 92101
Fax: (858) 450-8499	Fax: (619) 615-0728

     14. Entire Agreement/Modification. This Agreement is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter. It is agreed that there are no collateral agreements or representations, written or oral, regarding the settlement of claims between the parties, other than those set forth in this Agreement. This Agreement may be amended only by a written instrument executed by all parties hereto.
     15. Severability. In the event any provision of this Agreement shall be found unenforceable by an arbitrator or a court of competent jurisdiction, the provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the Company shall receive the benefits contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
     16. Applicable Law. The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the State of California.
     17. Full Defense. This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Mr. Schreiber in breach hereof. The parties agree that in the event an action or proceeding is instituted by either party in order to enforce the terms or provisions of this Agreement, the prevailing party shall be entitled to an award of reasonable costs and attorneys’ fees incurred in connection with enforcing this Agreement.
     18. Older Workers’ Benefit Protection Act. Mr. Schreiber acknowledges that the Company has advised him to review this Agreement with an attorney before signing it. Mr. Schreiber has 21 days within which to review and consider this Agreement before signing it. Should Mr. Schreiber decide not to use the entire 21 days, Mr. Schreiber knowingly and voluntarily waives any claim that he was not in fact given that period of time or did not use the entire 21 days to consult an attorney and/or consider this Agreement. Mr. Schreiber may revoke the Agreement for up to seven calendar days after signing it, and this Agreement shall not become effective or enforceable until the revocation period has passed (the “Effective Date). Any revocation of this Agreement must be in writing addressed to and received by Human Resources on behalf of the Company no later than 5:00 p.m. on the seventh day after Mr. Schreiber signs it. If Mr. Schreiber revokes this Agreement, he will not receive any of the benefits described in this Agreement. This Agreement does not waive or release any rights or claims Mr. Schreiber may have under the Age Discrimination in Employment Act that arise after the execution of this Agreement.
     19. Attorneys’ Fees and Costs. Both parties to this Agreement agree that they will bear their own attorneys’ fees, costs and all other expenses in connection with the matters released in this Agreement.
     20. Good Faith. The parties agree to do all things necessary and to execute all further documents necessary and appropriate to carry out and effectuate the terms and purposes of this Agreement.

     21. Counterparts. This Agreement may be executed by facsimile signature, and in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.
     THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATE SHOWN BELOW.

Dated: January 31, 2007	/s/ Harald T. Schreiber
Harald T. Schreiber

Dated: January 31, 2007	Artes Medical, Inc.

	By:	/s/ Diane S. Goostree

APPROVED AS TO FORM:

Dated: January 31, 2007	Law Office of Kurt W. Hallock

/s/ Kurt W. Hallock
Kurt W. Hallock, Esq.
Attorneys for Harald T. Schreiber

Dated: January 31, 2007	HELLER EHRMAN LLP

/s/ Joseph M. Parker
Joseph M. Parker, Esq.
Attorneys for Artes Medical, Inc.

Exhibit A
(Options Summary)
[Intentionally Omitted]

Exhibit B
(Proprietary Information and Inventions Agreement)
[Intentionally Omitted]

Exhibit C
(Indemnification Agreement)
[Intentionally Omitted]

Exhibit D-1
(Warrant Elections)
[Intentionally Omitted]

Exhibit D-2
(Statement of Holdings)
[Intentionally Omitted]